
ECOLOMONDO
Value your world

Investment Overview

June 2015

NOTICE

This presentation is confidential and is being given solely for your information. No part of this presentation or the information contained herein may be reproduced, photocopied, redistributed or passed on, directly or indirectly, to any other person (whether within or outside your organization/firm) or published, in whole or in part, for any purpose.

Ecolomondo Corporation, Inc. (the "Company") has filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this presentation relates. Before you invest, you should read the prospectus in that registration statement and other documents that the Company has filed with the Securities and Exchange Commission for more complete information about the Company and the offering. You may get these documents for free by visiting EDGAR on the Commission's website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Chardan Capital Markets, collect, at (646) 465-9000.

This presentation contains certain statements that may be deemed to be "forward looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended. Reference is made in particular to the descriptions of our plans and objectives for future operations, assumptions underlying such plans and objectives and other forward looking terminology such as "will", "would", "may", "should", "estimates", "expects", "believes", anticipates", "intends", "projects", "predicts", "targets", or similar terms, variations of such terms or the negatives of such terms. Forward looking statements are based on management's current expectations. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect.

The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors including but not limited to those risks and uncertainties relating to difficulties or delays in development, testing, regulatory approval, production and marketing of the Company's product candidate and those risks and uncertainties associated with the protection of the Company's intellectual property rights. These forward looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results to differ materially from those expressed or implied by such forward looking statements. All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these factors. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this presentation. Other than as required under the securities laws, the Company does not assume a duty to update these forward-looking statements.

This presentation shall not constitute an offer to sell or the solicitation of an offer to sell or the solicitation of an offer to buy any securities of the Company nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

PRELIMINARY IPO TERMS

Issuer	Ecolomondo Corporation Inc.
Type of Offering	Initial Public Offering
Book Running Manager	Chardan Capital Markets, LLC
Offering Price	$6.50 -$7.50
Offering amount	$13,000,000 - $15,000,000
Securities being Offered	2,000,000 Class A Common Shares
Pre/Post Shares Outstanding	20,080,000 / 22,080,000 (22,380,000 w/overallotment)
Over-Allotment Option	15 %
Exchange	NASDAQ Capital Market
Proposed Symbol	EECO
Use of Proceeds	Investment in Launch and working capital

ECOLOMONDO

ECOLOMONDO = RECYCLING

Ecolomondo's Thermal Decomposition Process ("TDP") turns hydrocarbon waste into marketable commodity products at a cost well below the market price



Shredding +
Steel extraction
Reuse & Recycle
TDP
Rubber
Waste
End-Products
TDP Processing



CARBON BLACK



OIL



STEEL



SYN - GAZ

INVESTMENT HIGHLIGHTS


ECOLOMONDO
MODELE TDP 4000

- ✓ Leading-edge green technology with over 1,400 hours of operation
- ✓ Modular, scalable commercial solution addressing a global need to improve the environmental footprint
- ✓ High quality commodity output
- ✓ Highly scalable EPC (Engineering, Procurement and Construction) business
- ✓ Global interest
- ✓ Strategically positioned to take advantage of the new reality of recycling and reuse


COMPANY OVERVIEW
Ecolomondo intends to become a global leader in the treatment of hydrocarbon waste and in the waste-pyrolysis industry by manufacturing and selling TDP turnkey facilities

- Founded in 2007
- 11 employees
- Headquartered in Montreal, Quebec, Canada
- Pilot facility in Contrecoeur, Quebec, Canada
- Technology 25 years in the making

ECOLOMONDO

BUSINESS OVERVIEW

Our overall strategy is to make profits from the sale, construction and commissioning of TDP turnkey facilities using our technology platform and to collect royalties from their operations.

1. Sale of turnkey TDP facilities

- Potential customers and partners are:
  - Landfill operators
  - Product or commodity manufacturers
  - Waste processors (automobile shredders, plastics or scrap tire recyclers)
- 4 scalable sizes of TDP facilities

2. Operation of wholly owned and jointly owned TDP facilities

3. Full service EPC and technology:

- Facility design to sales support
- Spare parts and extended warranties
- Revenue model includes royalties (5%) and licensing fees

TDP Facility		
Facility	Sale Price	Cost
2 – Reactor	$19.5 mm	$10.9 mm
4 – Reactor	$37.5 mm	$18.4 mm
6 – Reactor	$49.5 mm	$24.6 mm
8 – Reactor	$60.0 mm	$30.2 mm

Operation of TDP Facility		
Facility	Revenue	EBITDA
2 – Reactor	$6.2 mm	$4.3 mm
4 – Reactor	$12.3 mm	$8.9 mm
6 – Reactor	$18.5 mm	$14.0 mm
8 – Reactor	$24.6 mm	$18.6 mm

Royalty 5%	
Facility	Revenue
2 – Reactor	$308 k
4 – Reactor	$616 k
6 – Reactor	$924 k
8 – Reactor	$1.2 mm

NEAR-TERM BUSINESS PLAN


New Jersey Facility
Ontario Facility

Launch facility in Canada

- 50/50 joint venture with Ecological CG Inc.
  - ✓ $17.5 mm sale price to the joint venture*
  - ✓ Binding LOI signed on May 12, 2014
- 2-reactor facility (capacity of 12,000 tons per year)
- To be built in Hawkesbury, Ontario, CAN
- Marketing showpiece

New Jersey facility

- $60 mm sale price to the Matzel Group
  - ✓ Binding LOI signed on May 14, 2014
- 8-reactor facility (capacity of 48,000 tons per year)

Next facilities

- Deliver on MOUs for the sale of additional TDP facilities in Canada, the United States and Brazil

*Conditional upon consummation of Offering

ECOLOMONDO

MANAGEMENT OVERVIEW

Management	Details
Eliot Sorella, B.Comm. Chairman and CEO	• 1999 –Present Chief Executive Officer for 16 years of Futurplast Extrusions, the leading plastic extrusion company in North America specializing in acrylic tubes, rods and profiles • 1995 –Present Chairman and CEO of the Sorella Group • Experience in textiles, cosmetics, real estate, plastic extrusion and transport
Donald Prinsky, CPA Chief Financial Officer	• 2010 –2014 Chief Financial Officer of Ecolomondo (reappointed in Jan 2015) • 2004 –2010 Founder of D. Prinsky Consulting Group • 1969 –2004 RSM Richter (named partner in 1979)
JF Labbé, MBA, LL.M. VP Corporate	• Strategy consultant with PriceWaterhouseCoopers, Balanced Scorecard Collaborative and SECOR • Special assistant to the Minister of Finance of Canada • Counsel for Hydro-Quebec • Founding President of Recycor, a former leading Canadian scrap tire recycler
Juan Pablo Rodriguez VP Sales	• Former CEO of Ecolomondo (Sept. 2011 – Feb. 2014) • Served as a three-term Member of the Canadian Parliament for Honoré-Mercier, Quebec • VP, Overseas Project Director and Partner for Club 2/3 International (now Oxfam)
Jose Luis Quiros, MBA, Eng. VP Operations	• Process Chemical engineer for over 17 years • General Manager and Research Team Leader for Polygom, a large tire production facility
Ahmed Kamar, Ph.D. Director Automation	• Automation engineer for 10 years with G.E. Industrial Systems • Designed control system integration and process automation for several Fortune 500 companies • Over 30 scientific articles in specialized journals
Hugo Morin, Eng. Director Engineering	• Industrial engineer for biotech and waste-to-energy companies including PGNature and Biofour • Experienced in design, manufacture, installation and management of waste processing equipment

ECOLOMONDO

ECOLOMONDO'S PILOT PLANT

2 working, industrial-scale reactors

- Capacity of 36 tons per day (18 tons per reactor)
- Automated, efficient process utilizing closed batch technology
- Low emissions and little residue
- Latest generation has been tested and operated successfully for 1,400+ hours over the last 5 years

Achieved the necessary technical milestones for industrial operations:

- Efficient process conditions and cycle time
- Operational security and safety systems
- Automation
- Water recycling
- Post-process treatment of end-products


USINE CONTRECOEUR
ECOLOMONDO

TDP PROCESS OVERVIEW


INPUT
WASTE
TDP PROCESS
OUTPUT
MARKETABLE PRODUCTS
SCRAP TIRES
AUTO SHRED RESIDUE
ROOF SHINGLES
DISPOSABLE DIAPERS
PLASTICS
NON CONDENSABLE GAS
GAS
CONDENSER
GAS/OIL SEPARATOR
ROTARY REACTOR
SOLIDS
VACUUM SEPARATOR
ECOLOMONDO
Patented technology
GAS
FUEL OIL
STEEL
CARBON BLACK SUBSTITUTE

ECOLOMONDO

TDP'S INPUT & OUTPUT

INPUT

Ecolomondo's TDP platform can decompose most common types of hydrocarbon waste, namely:

- Tires
- Automobile Shred Residue ("ASR")
- Disposable diapers
- Asphalt roof shingles
- Plastics

Ecolomondo has focused primarily on tire waste due to the higher value of the production output

OUTPUT

Anticipate carbon black production yields to be greater than any other end-product



Heavy Oil 38%
Light Oil 9%
Particulate and Vapor Loss 2%
Gas 10%
Carbon Black 41%

ECOLOMONDO

VALUE PROPOSITION

CARBON BLACK



/ ton
$3,000
$2,500
$2,000
$1,500
$1,000
$500
$0
$2,600
(1)
$2,000
Discount to Market
$900
$800
Gross Margin
$145
$114
Cost of Production
TDP Forcasted Sales Price
Virgin Market Price

(1) www.sidrich.com/products-and-pricing/pricing: grades N330 and N550.

OIL



/ barrel
$60
$50
$40
$30
$20
$10
$0
$55
Discount to Market
(2)
$48
$43
$45
Gross Margin
$26
$20
Cost of Production
TDP Forcasted Sales Price
Virgin Market Price

(2) www.oil-price.net

STEEL



/ ton
$450
$400
$350
$300
$250
$200
$150
$100
$50
$0
$400
(3)
$350
Discount to Market
$175
$150
Gross Margin
Byproduct
($0)
Cost of Production
TDP Forcasted Sales Price
Virgin Market Price

(3) www.metalprices.com, US National Index, No 1 Busheling

Note: TDP Forecasts are based on opinions, projections, experience and data gathered at pilot and assumptions made by management

ECOLOMONDO

TDP PRODUCTION YIELDS

Projected Production Yields From Tire Waste (per TDP reactor)								
End-Products	% of Batch	Projected Price	Per Batch		Per Day		Per Year	
			Yield	Revenue (3,4)	Yield	Revenue(3,4)	Yield	Revenue(3,4)
Carbon Black	41%	$800 / ton	2.46 tons	$1,968	7.38 tons	$5,904	2,464 tons	$1,971,487
Light Oil (1)	9.4%	$43.725 / barrel	3.65 barrels	$160	10.96 barrels	$479	3,661 barrels	$160,056
Heavy Oil (1)	37.6%	$43.725 / barrel	14.62 barrels	$639	43.85 barrels	$1,917	14,642 barrels	$640,223
Process Gas	10%	Re-used in TDP	N/A	0	N/A	0	N/A	0
Particulate loss (water, etc)	2%	Not Marketable	N/A	0	N/A	0	N/A	0
Sub-total	**100%**			**$2,767**		**$8,301**		**$2,771,766**
Steel (2)	11.4%	$150	0.77 ton	$116	2.32	$347	773	$116,007
Total				**$2,883**		**$8,648**		**$2,887,772**

Note 1: On average, one barrel weighs 308.7 lbs.
Note 2: Steel is extracted at the shredding stage and is not part of the payload of the reactor.
Note 3: TDP is considered a green technology and TDP facilities should be eligible for carbon credits where applicable.
Note 4: Even though they are applicable in many parts of the world, we have not factored in any tipping fees in the revenues.

ECOLOMONDO

CARBON BLACK

- **Virtually pure elemental carbon in the form of very fine, dust like particles produced by incomplete combustion or thermal decomposition**

- **Wide variety of uses including:**
  - ✓ Strengthening agent for tire and rubber goods
  - ✓ Coloring agent for ink, paints and plastics

- **Ecolomondo's breakthrough TDP process provides a consistent carbon black substitute**
  - ✓ Similar in properties to utility carbon black
  - ✓ Free of the often present hydrocarbon odors

- **Off-take clients include the manufacturers of hoses, conveyor belts, tires for off-road use and the provision of master batches for plastics**






Firestone

INCREASING DEMAND FOR CARBON BLACK

GROWTH DRIVERS

- Increasing demand and use caused by automotive and electronic end products
- Steady growth of global population
- Demand expected to outpace supply in 2016
- Environmental restrictions on production of virgin carbon black should increase interest in recycled carbon black substitute

HISTORICAL PRICE OF CARBON BLACK (1)


US$ / Lb
$2.00
$1.50
$1.00
$0.50
$0.00
1985
1987
1989
1991
1993
1995
1997
1999
2001
2003
2005
2007
2009

WORLD CONSUMPTION VS. PRODUCTION OF CARBON BLACK (1)


Million Tons
16
14
12
10
8
6
4
2
0
1998
2003
2008
2013
2018
Production
Consumption

(1) *Freedonia Group, World Carbon Black to 2013, 2010.*

WORLD CONSUMPTION OF CARBON BLACK PER CAPITA (2)


Lbs per Capita
4.5
4
3.5
3
2.5
2
1.5
1
0.5
0
1998
2003
2008
2013
2018

(2) *Ceresana (Market Intelligence Consulting), Market Study on Carbon Black, April 2013.*

ECOLOMONDO

OIL AND STEEL OUTPUT

OIL

- TDP produces an oil considered more refined than conventional crude oil, having less contaminants
- Diesel light oil (#2 equivalent) often used as a heating oil
- Heavy oil (#4 - #6 equivalent) with an ideal flash point, low sulfur and extremely low ash content
- Considered a green energy source eligible for carbon credits

PRIMARY CLIENTS

- Refineries and processors of petroleum products
- Local distributors for Industrial users

STEEL

- The average passenger tire contains about 3 lbs. of high grade steel used as a reinforcing mesh or "steel belt"
- Scrap tires are shredded before they are inserted into the TDP reactor, and steel is extracted during the shredding stage

PRIMARY CLIENTS

- Steel recyclers
- Foundries
- Steel mills

ECOLOMONDO

TDP ADVANTAGES

ECOLOMONDO'S TDP TECHNOLOGY EXHIBITS SIGNIFICANT COMPETITIVE ADVANTAGES WHEN COMPARED TO OTHER WASTE-PYROLYSIS PLATFORMS AND METHODS OF RECYCLING

- ✓ Consistent quality of end-products
- ✓ Large yield of high grade carbon black
- ✓ Low production costs
- ✓ Low capital investment


ECOLOMONDO

WHY WE EXPECT TO SUCCEED WHERE MANY HAVE FAILED

- ✓ Pilot facility operating at industrial-scale
- ✓ High production yields of a valuable and marketable end-product (carbon black)
- ✓ Modular, scalable solution
- ✓ Proprietary automated system
- ✓ Low chemical and water usage

ECOLOMONDO

FEEDSTOCK AVAILABILITY

There is no one source estimating accurately the total volume of hydrocarbon waste and the amount of feedstock supply that can be used in the waste-pyrolysis industry in the United States or worldwide. All of the estimates below are our assumptions, based on information on hydrocarbon waste from industry and/or found from internet sources. Based on the information gathered, we have estimated the annual volumes of waste in each category that could be processed in waste-pyrolysis facilities. Our assumptions for feedstock availability in the United States and worldwide are outlined below, along with our estimates of annual volumes of waste that could be processed in waste-pyrolysis facilities in the United States and worldwide. These volumes are estimates only and are not intended to be used as firm data for feedstock availability, however they help us approximate what we believe to be the market size for TDP facilities:

	AVAILABLE FEEDSTOCK: US MARKET			AVAILABLE FEEDSTOCK: WORLD MARKET		
MATERIAL	VOLUME PER YEAR (MM TONS)	ADDRESSABLE MARKET	TONS/YEAR	VOLUME PER YEAR (MM TONS)	ADDRESSABLE MARKET	TONS/YEAR
Scrap Tires	3.8	40%	1,529,704	15	40%	6,000,000
ASR (Car Fluff)	3.4	25%	843,750	9.1	25%	2,275,000
Cross Contaminated Plastics	32 (less 9% recycling)	25%	7,280,000	130	25%	29,575,000
Disposable Diapers	3.59	10%	897,500	18.2	10%	1,820,00
Asphalt Roof Shingles	8	25%	2,000,000	N/A	N/A	N/A
TOTAL ESTIMATED			**12,550,954 TONS**			**39,670,000 TONS**
# of TDP reactors			2,081 reactors			6,577 reactors
Estimated sales value of TDP reactors			**$15.6 B**			**$49.3 B**

ECOLOMONDO'S SALES GROWTH STRATEGY

1. BUILD "LAUNCH" FACILITY

Use as showpiece to promote the TDP platform

Validate production volumes and revenue forecasts

2. CONTINUE DEVELOPING AND MARKETING THE TDP PLATFORM GLOBALLY

Sell to third parties, jointly own and wholly own TDP turnkey facilities

Sell modular plants customized to client needs

Continue developing MOUs and LOIs for future sales

Promote TDP platform through strategic partners

Accept licensing opportunities where appropriate

Identify strategic areas favoring feedstock and off take agreements

3. BE A FULL SERVICE PROVIDER

Facilitate and help clients secure financing, permits, feedstock and off take agreements

Provide technical support, parts and after-market services

Sales Organization

Eliot Sorella
Chairman and CEO

↓

Juan Pablo Rodriguez
VP of Sales

↓

Regional Representatives



United States	Canada	Europe
Mexico	Gulf Countries	Asia / Africa

ECOLOMONDO

TDP REVIEW BY KEY OPINION LEADER

‘It is important to mention that Ecolomondo owns one of the rare pyrolysis technologies in the world which has demonstrated it can operate successfully at an industrial scale.’

(translation from doctorate thesis)

- Jean-Remi Lanteigne, Ph.D.

(Polytechnique Montreal)



Contrecoeur Launch facility

ECOLOMONDO



INVESTMENT HIGHLIGHTS

VALUE YOUR WORLD

- Leading-edge green technology with over 1,400 hours of operation
- Modular, scalable commercial solution addressing global need to improve the environmental footprint
- High quality commodity output
- Highly scalable EPC (Engineering, Procurement and Construction) business
- Global interest
- Strategically positioned to take advantage of the new reality of recycling and reuse


ECOLOMONDO
Value your world

Appendix

Operations for TDP Facilities in First Year (FORECAST)

	2 – Reactor	4 – Reactor	6 – Reactor	8 – Reactor
Revenue				
Carbon Black	3.94	7.89	11.83	15.77
Oil	1.52	3.03	4.55	6.07
Steel	.23	.46	.70	.93
Total Revenue	5.69	11.38	17.07	22.76
Cost of Sales	1.48	2.86	3.80	5.15
Gross Profit	4.21	8.52	13.28	17.62
Other Expenses	2.75	5.13	6.67	8.07
EBITDA	3.96	8.18	12.90	17.21
Earnings Before Income Taxes	1.46	3.40	6.60	9.54
Net Income	1.02	2.38	4.62	6.68

Note 1: Results are rounded and may not exactly sum up
Note 2: Forecasts derived from TDP processing of passenger tire waste

ECOLOMONDO

TDP Facility Revenues and Costs Per Ton Processed (FORECAST)

	2 – Reactor	4 – Reactor	6 – Reactor	8 – Reactor
Revenue	$419	$419	$419	$419
Cost of Sales	$109	$105	$93	$95
Other Expenses	$203	$189	$164	$149
EBIT	$108	$125	$162	$176
Volume of Tire Waste Processed *(per year , in tons)*	13,568	27,135	40,703	54,270

Note: Steel is extracted at the shredding stage and is not part of the reactor payload, however is included in the volume of tire waste processed detailed above

ECOLOMONDO


ECOLOMONDO
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